CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FIRST QUARTER 2017 RESULTS;
DILUTED EPS, EXCLUDING SPECIAL ITEMS, INCREASED BY 11% TO $0.30
BLOOMFIELD HILLS, Michigan, April 27, 2017 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2017.
TriMas reported first quarter net sales of $199.8 million, a decrease of 1.5% compared to $202.9 million in first quarter 2016. Organic growth in the Aerospace and Packaging segments was more than offset by lower sales related to continued softness in the oil and gas, and general industrial end markets, de-emphasis of less profitable regions in the Energy segment and currency exchange. The Company reported operating profit of $15.7 million in first quarter 2017 compared to $16.5 million in first quarter 2016. Excluding Special Items(1) related to business restructuring and severance costs primarily associated with previously announced facility exits, first quarter 2017 operating profit would have been $23.9 million, an increase of 9.2% compared to $21.8 million in the prior year period.
The Company reported first quarter 2017 net income of $7.0 million, or $0.15 per diluted share, compared to net income of $8.3 million, or $0.18 per diluted share, in first quarter 2016. Excluding Special Items, first quarter 2017 net income would have been $14.0 million, resulting in diluted earnings per share of $0.30, an increase of 11.1% compared to $0.27 in the prior year period.
TriMas Highlights

•	Increased first quarter operating profit, excluding Special Items, by 9.2% compared to the prior year period.

•	Generated Free Cash Flow(2) of $17.7 million for first quarter 2017, compared to a use of cash of $5.9 million in the prior year period.

•	Reduced Net Debt(3) by $68.2 million, or 16.5%, to $344.2 million, compared to March 31, 2016.

•
Reaffirmed 2017 outlook of full-year diluted earnings per share to be between $1.35 to $1.45, excluding any current or future events that may be considered Special Items, and Free Cash Flow to be greater than 100% of net income.

"Our accelerated realignment efforts and renewed operating discipline have started to boost our performance," said Thomas Amato, TriMas President and Chief Executive Officer. "While we are pleased with our start to 2017, we still have many opportunities to improve and are committed to enhancing our performance. We remain excited about the long-term prospects for TriMas and our family of businesses."
"In the near-term, we will continue our relentless attention to the performance improvement plans in the Energy and Aerospace segments, while continuing to take actions to drive future growth and product and process innovation in our Packaging and Engineered Components segments. We are committed to achieving our 2017 operating plan and are reaffirming our full year outlook provided in February," Amato concluded.
Financial Position
The Company reported Free Cash Flow of $17.7 million for first quarter 2017, compared to a use of $5.9 million in first quarter 2016, driven primarily by enhanced focus on net working capital management. Free Cash Flow conversion was approximately 127% of net income for first quarter 2017, excluding Special Items. Please see Appendix I for further details.
TriMas reported total debt of $366.9 million as of March 31, 2017, compared to $374.7 million as of December 31, 2016, and $437.9 million as of March 31, 2016. In addition, the Company reduced Net Debt by $68.2 million, or 16.5%, to $344.2 million, compared to $412.4 million as of March 31, 2016. TriMas ended first quarter 2017 with $169.1 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

First Quarter Segment Results

Packaging (Approximately 43% of TriMas March 31, 2017 LTM sales)
The Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure applications for the health, beauty and home care, food and beverage, and industrial markets.

Net sales for the first quarter increased 1.1% compared to the year ago period, with sales increases in each of Packaging's end markets more than offsetting the impact of $1.8 million of unfavorable currency exchange. Excluding Special Items, first quarter operating profit increased slightly, while the related margin percentage was relatively flat as the impact of higher sales levels was offset by continued investment in growth and global capabilities, and unfavorable currency exchange.
Aerospace (Approximately 23% of TriMas March 31, 2017 LTM sales)

The Aerospace segment, which is comprised of the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the first quarter increased 12.1% compared to the year ago period, driven primarily by improved production throughput and strong order demand. First quarter operating profit increased $1.5 million and the related margin percentage improved by 230 basis points, as a result of accelerated operational performance actions.

Energy (Approximately 20% of TriMas March 31, 2017 LTM sales)
The Energy segment, which consists of the Lamons® brand, designs, manufactures and distributes industrial sealing and fastener products for the petrochemical, petroleum refining, oil field and other industrial markets. First quarter net sales were lower by 8.5% compared to the year ago period, primarily due to the impact of de-emphasizing less profitable regions and lower demand levels from oil and gas customers. Excluding Special Items, first quarter operating profit increased by $1.4 million and the related margin percentage increased by 380 basis points, primarily as a result of extensive realignment efforts and manufacturing productivity improvements.
Engineered Components (Approximately 14% of TriMas March 31, 2017 LTM sales)
The Engineered Components segment, which is comprised of the Norris Cylinder™ and Arrow® brands, designs and manufactures highly-engineered steel cylinders, wellhead engines and compression products for use within the industrial, and oil and gas markets. First quarter net sales were lower by 13.3% compared to the year ago period, primarily due to lower sales of high-pressure cylinders as a result of continued softness in general industrial end markets and the impact of customer consolidations. Sales of oil field-related products also decreased as a result of lower levels of oil and natural gas well completions. While first quarter operating profit decreased $0.7 million primarily due to reduced sales levels and lower fixed cost absorption, the related operating profit margin remained flat at 15.3%.

Conference Call Information
TriMas will host its first quarter 2017 earnings conference call today, Thursday, April 27, 2017, at 10 a.m. ET. The call-in number is (888) 287-5530. Participants should request to be connected to the TriMas first quarter 2017 earnings conference call (Conference ID #3901001). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #3901001) beginning April 27, 2017 at 3 p.m. ET through May 4, 2017 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; the potential impact of Brexit; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; potential costs and savings related to facility consolidation activities; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

(3)	The Company defines Net Debt as Long-term Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas is a diversified, global manufacturer of engineered products with approximately 4,000 dedicated employees in 13 countries. We provide customers with innovative product solutions through our businesses which operate in four segments: Packaging, Aerospace, Energy and Engineered Components. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2017	December 31, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$22,640	$20,710
Receivables, net	119,240	111,570
Inventories	159,010	160,460
Prepaid expenses and other current assets	7,980	16,060
Total current assets	308,870	308,800
Property and equipment, net	184,000	179,160
Goodwill	316,110	315,080
Other intangibles, net	209,100	213,920
Other assets	34,810	34,690
Total assets	$1,052,890	$1,051,650
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,770	$13,810
Accounts payable	76,850	72,270
Accrued liabilities	40,880	47,190
Total current liabilities	131,500	133,270
Long-term debt, net	353,110	360,840
Deferred income taxes	8,070	5,910
Other long-term liabilities	50,130	51,910
Total liabilities	542,810	551,930
Total shareholders' equity	510,080	499,720
Total liabilities and shareholders' equity	$1,052,890	$1,051,650

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2017	2016
Net sales	$199,830	$202,880
Cost of sales	(148,070)	(146,960)
Gross profit	51,760	55,920
Selling, general and administrative expenses	(36,020)	(39,470)
Operating profit	15,740	16,450
Other expense, net:
Interest expense	(3,550)	(3,440)
Other expense, net	(610)	(60)
Other expense, net	(4,160)	(3,500)
Income before income tax expense	11,580	12,950
Income tax expense	(4,590)	(4,650)
Net income	$6,990	$8,300
Basic earnings per share:
Net income per share	$0.15	$0.18
Weighted average common shares—basic	45,570,495	45,278,990
Diluted earnings per share:
Net income per share	$0.15	$0.18
Weighted average common shares—diluted	45,908,958	45,654,816

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net income	$6,990	$8,300
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Loss on dispositions of assets	4,170	590
Depreciation	5,800	5,940
Amortization of intangible assets	4,990	5,100
Amortization of debt issue costs	350	340
Deferred income taxes	1,870	(20)
Non-cash compensation expense	1,470	1,970
Tax effect from stock based compensation	—	620
Increase in receivables	(7,590)	(11,210)
(Increase) decrease in inventories	(420)	330
Decrease in prepaid expenses and other assets	8,070	7,700
Decrease in accounts payable and accrued liabilities	(3,160)	(23,660)
Other operating activities	(570)	660
Net cash provided by (used for) operating activities	21,970	(3,340)
Cash Flows from Investing Activities:
Capital expenditures	(10,740)	(5,980)
Net proceeds from disposition of property and equipment	30	120
Net cash used for investing activities	(10,710)	(5,860)
Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	(3,470)	(3,470)
Proceeds from borrowings on revolving credit and accounts receivable facilities	186,640	117,130
Repayments of borrowings on revolving credit and accounts receivable facilities	(191,760)	(97,220)
Shares surrendered upon options and restricted stock vesting to cover taxes	(450)	(650)
Other financing activities	(290)	(620)
Net cash provided by (used for) financing activities	(9,330)	15,170
Cash and Cash Equivalents:
Net increase for the period	1,930	5,970
At beginning of period	20,710	19,450
At end of period	$22,640	$25,420
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,050	$2,980
Cash paid for taxes	$1,230	$1,780

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2017	2016
Packaging
Net sales	$80,960	$80,110
Operating profit	$16,850	$17,840
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	$1,670	$470
Excluding Special Items, operating profit would have been	$18,520	$18,310

Aerospace
Net sales	$45,420	$40,500
Operating profit	$5,000	$3,460
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	$—	$70
Excluding Special Items, operating profit would have been	$5,000	$3,530

Energy
Net sales	$40,930	$44,750
Operating loss	$(3,900)	$(3,610)
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	$6,440	$4,700
Excluding Special Items, operating profit would have been	$2,540	$1,090

Engineered Components
Net sales	$32,520	$37,520
Operating profit	$4,980	$5,580
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	$—	$150
Excluding Special Items, operating profit would have been	$4,980	$5,730

Corporate Expenses
Operating loss	$(7,190)	$(6,820)

Total Company
Net sales	$199,830	$202,880
Operating profit	$15,740	$16,450
Total Special Items to consider in evaluating operating profit	$8,110	$5,390
Excluding Special Items, operating profit would have been	$23,850	$21,840

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2017	2016
Net Income, as reported	$6,990	$8,300
After-tax impact of Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	7,000	4,090
Excluding Special Items, net income would have been	$13,990	$12,390

	Three months ended March 31,
	2017	2016
Diluted earnings per share, as reported	$0.15	$0.18
After-tax impact of Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.15	0.09
Excluding Special Items, diluted EPS would have been	$0.30	$0.27
Weighted-average shares outstanding	45,908,958	45,654,816

	Three months ended March 31,
	2017			2016
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by (used for) operating activities	$21,970	$6,490	$28,460	$(3,340)	$3,440	$100
Less: Capital expenditures	(10,740)	—	(10,740)	(5,980)	—	(5,980)
Free Cash Flow	11,230	6,490	17,720	(9,320)	3,440	(5,880)
Net Income	6,990	7,000	13,990	8,300	4,090	12,390
Free Cash Flow as a percentage of net income	161%		127%	(112)%		(47)%

	March 31, 2017	December 31, 2016	March 31, 2016
Current maturities, long-term debt	$13,770	$13,810	$13,840
Long-term debt, net	353,110	360,840	424,010
Long-term Debt	366,880	374,650	437,850
Less: Cash and cash equivalents	22,640	20,710	25,420
Net Debt	$344,240	$353,940	$412,430